                                                                    Exhibit 99.2

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                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                              Clarent Corporation,
                            a Delaware corporation;

                           Cadmium Acquisition Corp.,
                            a Delaware corporation;

                         Peak Software Solutions, Inc.,
                            a Colorado corporation;

                                      and

             Certain Shareholders of Peak Software Solutions, Inc.


                          ___________________________

                           Dated as of July 24, 2000
                          ___________________________

================================================================================

                               Table Of Contents

                                                                                                 Page
Section 1.  Description of Transaction.........................................................     1
      1.1   Merger of the Company into Merger Sub..............................................     1
      1.2   Effect of the Merger...............................................................     1
      1.3   Closing; Effective Time............................................................     2
      1.4   Certificate of Incorporation and Bylaws; Directors and Officers....................     2
      1.5   Consideration......................................................................     2
      1.6   Closing of the Company's Transfer Books............................................     3
      1.7   Exchange of Certificates...........................................................     4
      1.8   Creation of Escrow Account.........................................................     5
      1.9   Dissenting Shares..................................................................     5
      1.10  Tax Consequences...................................................................     5
      1.11  Accounting Treatment...............................................................     5
      1.12  Further Action.....................................................................     5
Section 2.  Representations and Warranties of the Company......................................     6
      2.1   Due Organization; No Subsidiaries; Etc.............................................     6
      2.2   Articles of Incorporation and Bylaws; Records......................................     6
      2.3   Capitalization, Etc................................................................     7
      2.4   Financial Statements...............................................................     8
      2.5   Absence of Changes.................................................................     8
      2.6   Title to Assets....................................................................    10
      2.7   Bank Accounts; Receivables.........................................................    10
      2.8   Equipment; Leasehold...............................................................    11
      2.9   Proprietary Assets.................................................................    11
      2.10  Contracts..........................................................................    12
      2.11  Liabilities........................................................................    14
      2.12  Compliance with Legal Requirements.................................................    15
      2.13  Governmental Authorizations........................................................    15
      2.14  Tax Matters........................................................................    15
      2.15  Employee and Labor Matters; Benefit Plans..........................................    17
      2.16  Environmental Matters..............................................................    20

                                      i.

                               Table of Contents
                                  (Continued)

                                                                                                 Page
      2.17  Insurance..........................................................................    20
      2.18  Related Party Transactions.........................................................    20
      2.19  Legal Proceedings; Orders..........................................................    20
      2.20  Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement..    21
      2.21  Inapplicability of Section 2115 of California Corporations Code....................    21
      2.22  Vote Required......................................................................    21
      2.23  Non-Contravention; Consents........................................................    22
      2.24  Full Disclosure....................................................................    22
      2.25  Redemptions, Disbursements, Etc....................................................    23
      2.26  Financial Advisor..................................................................    23
Section 3.  Representations and Warranties of the Designated Shareholders......................    23
      3.1   Authority; Binding Nature of Agreements............................................    23
      3.2   No Conflicts or Consents...........................................................    23
      3.3   Title to Securities................................................................    24
      3.4   Investment Representations.........................................................    24
Section 4.  Representations and Warranties of Parent and Merger Sub............................    26
      4.1   SEC Filings; Financial Statements..................................................    26
      4.2   Authority; Binding Nature of Agreement.............................................    26
      4.3   Valid Issuance.....................................................................    26
      4.5   Non-Contravention; Consents........................................................    27
Section 5.  Closing Requirements...............................................................    27
      5.2   Tax Representation Letters.........................................................    28
      5.3   Securities Law Compliance..........................................................    29
      5.4   No Restraints......................................................................    29
      5.5   No Legal Proceedings...............................................................    29
Section 6.  Certain Post-Closing Covenants.....................................................    29
      6.1   Filings and Consents...............................................................    29
      6.2   Public Announcements...............................................................    29
      6.3   Termination of Employee Plans......................................................    30

                                      ii.

                               Table of Contents
                                  (Continued)

                                                                                                 Page
      6.4   Benefit Plans......................................................................    30
      6.8   Listing............................................................................    31
Section 7.  Indemnification by Designated Shareholders, Etc....................................    31
      7.1   Survival of Representations, Etc...................................................    31
      7.2   Indemnification by Designated Shareholders.........................................    32
      7.3   Limit on Indemnification...........................................................    33
      7.4   No Contribution....................................................................    33
      7.6   Interest...........................................................................    34
      7.7   Defense of Third Party Claims......................................................    34
      7.8   Exercise of Remedies by Indemnitees Other Than Parent..............................    35
Section 8.  Miscellaneous Provisions...........................................................    35
      8.1   Shareholders' Agent................................................................    35
      8.2   Further Assurances.................................................................    36
      8.3   Fees and Expenses..................................................................    36
      8.4   Attorneys' Fees....................................................................    36
      8.5   Notices............................................................................    36
      8.6   Confidentiality....................................................................    38
      8.7   Time of the Essence................................................................    38
      8.8   Headings...........................................................................    38
      8.9   Counterparts.......................................................................    38
      8.10  Governing Law......................................................................    38
      8.11  Successors and Assigns.............................................................    38
      8.12  Remedies Cumulative; Specific Performance..........................................    38
      8.13  Waiver.............................................................................    39
      8.14  Amendments.........................................................................    39
      8.15  Severability.......................................................................    39
      8.16  Parties in Interest................................................................    39
      8.17  Entire Agreement...................................................................    39
      8.18  Construction.......................................................................    39

                                     iii.

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization (this "Agreement") is made and entered into as of July 24, 2000, by and among: Clarent Corporation, a Delaware corporation ("Parent"); Cadmium Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); Peak Software Solutions, Inc., a Colorado corporation (the "Company"); the parties identified on Exhibit A (the "Designated Shareholders"); and Larry Schwartz, as Shareholders' Agent ("Shareholders' Agent"). Certain other capitalized terms used in this Agreement are defined in Exhibit B.

                                    Recitals

     A. Parent, Merger Sub and the Company intend to effect a merger of the Company into Merger Sub in accordance with this Agreement, the Delaware General Corporation Law and the Colorado Business Corporation Act (the "Merger"). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will remain a wholly-owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a purchase.

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

                                   Agreement

     The parties to this Agreement agree as follows:

SECTION 1.  Description of Transaction

     1.1 Merger of the Company into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law ("DGCL") and the Colorado Business Corporation Act ("CBCA"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct wholly-owned subsidiary of Parent.

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. on July 24, 2000, or at such other time and date as the parties to this Agreement may designate (the "Scheduled Closing Time") (the date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date"). Contemporaneously with or as promptly as practicable after the Closing, properly executed certificates of merger conforming to the requirements of the DGCL and the CBCA shall be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Colorado, respectively. The Merger shall become effective at the time such certificates of merger are filed with the Secretaries of State of the States of Delaware and Colorado (the "Effective Time").

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

            (a) the Certificate of Incorporation of Merger Sub shall remain the Certificate of Incorporation of the Surviving Corporation;

            (b) the Bylaws of Merger Sub shall remain the Bylaws of the Surviving Corporation; and

            (c) the director and officers of the Surviving Corporation immediately after the Effective Time shall be as listed on Exhibit F.

     1.5     Consideration.

            (a) Subject to Sections 1.7(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

                    (i) Any shares of Company Common Stock then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                    (ii) Except as provided in clause "(i)" above, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the following (the "Per Share Consideration"):

                         (1) the right to receive the "Applicable Fraction" (as defined in Section 1.5(c)(i)) of a share of the common stock (par value $.001 per share) of Parent ("Parent Common Stock");

                         (2) the right to receive $15,127,921 divided by the Adjusted Fully Diluted Company Share Amount (as defined in Section 1.5(c)(iii)) ("Cash Consideration"); and

                         (3) the right to receive the Escrow Fraction (as defined in Section 1.5(c)(ii)) of a share of Parent Common Stock ("Escrowed Consideration") as specified in and subject to the provisions of that certain Escrow Agreement attached hereto as Exhibit K (the "Escrow Agreement") of even date herewith by and among Parent, Merger Sub, the Designated Shareholders, certain other shareholders of the Company (the "Non-Designated Shareholders"), the Shareholders' Agent and State Street Bank and Trust (the "Escrow Agent").

               (b) At the Effective Time, Parent shall pay to the Company $1,537,079 for the payment of the amounts listed in Part 2.3(b) of the Disclosure Schedule to the persons listed therein.

               (c)  For purposes of this Agreement:

                    (i) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to 364,912 shares of Parent Common Stock; and (B) having a denominator equal to the Adjusted Fully Diluted Company Share Amount (as defined in Section 1.5(c)(iii)).

                    (ii) The "Escrow Fraction" shall be the fraction: (A) having a numerator equal to 163,849 shares of Parent Common Stock; and (B) having a denominator equal to the Adjusted Fully Diluted Company Share Amount (as defined in Section 1.5(c)(iii)).

                    (iii) The "Adjusted Fully Diluted Company Share Amount" shall be the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement).

                    (iv)   The "Designated Parent Stock Price" is $57.37.

                    (v) The "Aggregate Escrowed Consideration" shall be 163,849 shares of Parent Common Stock to be placed in escrow as provided in the Escrow Agreement.

     1.6 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7  Exchange of Certificates.

          (a) At or as soon as practicable after the Effective Time, Parent will deliver the aggregate Per Share Consideration entitled to be received at the Effective Time under Section 1.5(a)(ii)(1) and Section 1.5(a)(ii)(2) by each holder of Company Common Stock (each a "Company Shareholder") who has delivered his or her Company Stock Certificate to Parent at or prior to the Closing. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Consideration upon such surrender. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of the Per Share Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate. No interest will accrue or be paid to the holder of any outstanding Company Common Stock for the time between the Effective Time and the date that such Company Common Stock is converted into Per Share Consideration pursuant to this Section 1.7.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

          (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 Creation of Escrow Account. At the Effective Time, Parent shall set aside and reserve the Aggregate Escrowed Consideration, to be released in compliance with the Escrow Agent's obligations under the Escrow Agreement.

     1.9   Dissenting Shares.

           (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "Dissenting Shares" by reason of being held by Company Shareholders with the right to dissent within the meaning of Section 7-113-102 of the CBCA shall not be converted into or represent the right to receive the Per Share Consideration, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in
Article 7-113 of the CBCA; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Per Share Consideration in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.7(c)).

           (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Article 7-113 of the CBCA and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CBCA, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.11 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "purchase."

     1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  Representations and Warranties of the Company

            The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

     2.1    Due Organization; No Subsidiaries; Etc.

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect.

           (b) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Peak Software Solutions, Inc."

           (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

           (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

           (e) The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1 of the Disclosure Schedule, the Company has never owned and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.

     2.3   Capitaliation, Etc.

           (a) The authorized capital stock of the Company consists of 20,000 shares of Voting Common Stock ($.01 par value), of which 9,000 shares are issued and outstanding as of the date of this Agreement, and 4,980,000 shares of Non-Voting Common Stock ($.01 par value), of which 603,250 shares are issued and outstanding as of the date of this Agreement (the Voting and Non-Voting Common Stock are referred to together as the "Company Common Stock"). All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject. Each Designated Shareholder (a) holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth on Exhibit A hereof; (b) holds no other options, warrants and other rights to acquire shares of Company Common Stock; (c) Owns no additional securities of the Company; and (d) does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

           (b) Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has not established or otherwise reserved any shares for any equity incentive plan, including but not limited to any stock option plan, employee stock grant plan or employee stock purchase plan, and no securities of the Company have been granted pursuant to any such plan. Except as set forth in Part
2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

           (c) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

           (d) Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the CBCA and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

      2.4  Financial Statements.

           (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

                (i) the audited balance sheet of the Company as of December 31, 1999 and the related audited income statement, statement of shareholders' equity and statement of cash flows of the Company for the year then ended, together with the notes thereto and the unqualified report and opinion of BDO Siedman LLP relating thereto;

                (ii) the reviewed balance sheets of the Company as of May 31, 2000 (the "Interim Balance Sheet"), and the related reviewed income statement, statement of shareholders' equity and statement of cash flows of the Company for the five months then ended, together with the notes thereto and the report and opinion of BDO Siedman LLP relating thereto; and

                (iii) the unaudited balance sheets of the Company as of December 31, 1998 and 1997, and the related unaudited income statements of the Company for the years and periods then ended.

           (b)  With the exception of the financial statements referred to in
Section 2.4(a)(iii), the Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. With the exception of the financial statements referred to in Section 2.4(a)(iii), the Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) are subject to normal and recurring year-end audit adjustments, which are not expected, individually or in the aggregate, to be material in magnitude).

     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since the Interim Balance Sheet:

           (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, or financial performance and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

           (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

           (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

           (d)  the Company has not sold, issued or authorized the issuance of
     (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

           (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Employee Stock Ownership Agreement, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

           (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

           (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

           (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Interim Balance Sheet, exceeds $50,000;

           (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

           (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or
     (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

           (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

           (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (p) the Company has not made any Tax election;

          (q) the Company has not commenced or settled any Legal Proceeding;

          (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  Title to Assets.

          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and
2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

          (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

     2.7  Bank Accounts; Receivables.

          (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the

Company as of May 31, 2000. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current (iii) are subject to collection in full when due, without any counterclaim or set off.

     2.8  Equipment; Leasehold.

          (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

     2.9  Proprietary Assets.

          (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in
Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(vi) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Company has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, the Company has not (other than pursuant to agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any

Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) None of the Company Proprietary Assets infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.9(c) of the Disclosure Schedule, neither the Surviving Corporation's employment of the Company's employees nor the performance by such employees as employees of Surviving Corporation will contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract or infringe or conflict with any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d)  Except as set forth in Part 2.9(d) of the Disclosure Schedule:
(i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company, there is no basis for any such claim.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or that limits its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f)  Except as set forth in Part 2.9(f) of the Disclosure Schedule,
(i) all current and former employees of the Company have executed and delivered to the Company the Intellectual Property/Arbitration Agreements previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company the Intellectual Property Protection Agreements previously delivered to Parent.

     2.10  Contracts.

           (a) Part 2.10 of the Disclosure Schedule identifies:

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

               (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

               (x) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

               (xi) any other Company Contract that has a term of more than sixty (60) days and that may not be terminated by the Company (without penalty) within sixty (60) days after the delivery of a termination notice by the Company; and

               (xii)  any other Company Contract that contemplates or involves
     (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts."

          (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)  Except as set forth in Part 2.10 of the Disclosure Schedule:

               (i) the Company has not violated or breached, or committed any default under, any Material Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract;

               (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

               (iii) since December 31, 1999, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

               (iv) the Company has not waived any of its material rights under any Material Contract.

          (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

          (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

          (f) Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since December 31, 1999.

          (g) Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts.

          (h) The Company has not entered into any Government Contract or submitted any Government Bid.

     2.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since the Interim Balance Sheet in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

     2.12 Compliance with Legal Requirements. The Company is, and has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, since inception, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since inception has been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 Tax Matters.

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal

Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since inception which have been requested by Parent.

          (b) Except for the financial statements in Section 2.4(a)(iii), the Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Interim Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

          (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14 of the Disclosure Schedule, there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (d) Except as set forth in Part 2.14 of the Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company has not made any distribution of stock of a "controlled corporation" as defined in Code Section 355(a)(1).

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

          (f) At all times since the Company's inception through January 1, 1999 (the "Conversion Date"), the Company was an S corporation (within the meaning of Section 1361(a)(1) of the Code and the applicable section of the Colorado Revenue and Taxation Code) and used December 31 as its taxable year. Prior to the Conversion Date:

               (i) neither the Company nor any of the Selling Shareholders took any action that resulted or will result in the termination of the Company's status as an S corporation within the meaning of Section 1361(a)(1) of the Code prior to the Conversion Date, or imposition of a tax on the Company under the provisions of Section 1374 of the Code;

               (ii) the Company did not conduct any business in any state or political subdivision in which the disposition of any of its assets including goodwill in a transaction in which gain or income would be realized would result in the imposition by that state or political subdivision of a corporate level tax;

               (iii) the Company did not conduct any business which is an historic business of, a continuation of, or successor to any business which was previously conducted by another corporation or any other entity which was subject to a United States corporate level tax on its gain or income including a tax imposed by reason of the provisions of Section 1374 and 1375 of the Code, or any predecessor provisions thereto;

               (iv) the Company did not acquire any asset, including goodwill, the basis of which was determined in whole or in part by reference to the basis of the asset in the hands of a C corporation within the meaning of
     Section 1361(a)(2) of the Code or S corporation subject to the provisions of Section 1374 of the Code or predecessor provisions thereto; and

               (v) the Company had no accumulated "C" corporation earnings and profits.

     2.15 Employee and Labor Matters; Benefit Plans.

          (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other health or welfare insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

          (b) Except as set forth in Part 2.15(b) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific

Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d)  With respect to each Plan, the Company has delivered to Parent:

               (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

               (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) The Company is not required to be, and, to the best of the knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and to the best knowledge of the Company, the favorable determination letter should not be revoked, or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination.

          (k) Except as set forth in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

          (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

           (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

           (o) Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company has good labor relations, and the Company does not have any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

     2.16 Environmental Matters. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. The Company has not sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

     2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since inception been, indebted to the Company; (c) since inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since inception competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Designated Shareholders; (ii) each individual who is, or who has at any time since inception been, an officer of the Company;
(iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.19  Legal Proceedings; Orders.

           (a) Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by, the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

           (b) Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

           (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. None of the Designated Shareholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. No officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the requisite power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) unanimously approved the Merger and authorized and approved the execution, delivery and performance of this Agreement and the other Transaction Agreements by the Company, (c) unanimously recommended the approval of this Agreement and the other Transaction Agreements by the holders of Company Common Stock and directed that this Agreement and the other Transaction Agreements and the Merger be submitted for consideration by the Company's shareholders, and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of the Transaction Agreements to which it is a party have been duly authorized by all necessary action on the part of the Company and its shareholders. Assuming the due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement and the other Transaction Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

     2.21 Inapplicability of Section 2115 of California Corporations Code. The Company is not subject to Section 2115 of the California Corporations Code.

     2.22 Vote Required. The affirmative vote of the holders of all of the Company's Voting Common Stock outstanding on the record date for any Company shareholders' action to approve the Merger (the "Required Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, the Merger and the other transactions contemplated by this Agreement by written consent.

     2.23  Non-Contravention; Consents.

           (a) Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                 (I) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders or the Company's board of directors;

                 (II) except as set forth in Part 2.23(a)(ii) of the Disclosure Schedule, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

                 (III) except as set forth in Part 2.23(a)(iii) of the Disclosure Schedule, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

                 (IV) except as set forth in Part 2.23(a)(iv) of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

                 (V) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

           (b) Except as set forth in Part 2.23(b) of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.24 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Company Closing Certificate and Designated Shareholders' Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or
(ii) to the Company's knowledge, omit to state any material fact or information necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     2.25 Redemptions, Disbursements, Etc. Except as contemplated by this Agreement, the Company has not distributed assets, including by redemptions, disbursements, spin-offs, etc., to any shareholders of the Company because of their ownership of shares of the Company, or taken any other action, that would be inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code.

     2.26 Financial Advisor. Except as set forth in Part 2.26 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to or may become payable and all indemnification and other agreements related to the engagement of any party listed in Part 2.26 of the Disclosure Schedule.

SECTION 3.  Representations and Warranties of the Designated Shareholders

     Each Designated Shareholder severally represents and warrants, to and for the benefit of the Indemnitees, as follows:

     3.1 Authority; Binding Nature of Agreements. Such Designated Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, the Shareholders' Agreement and the Escrow Agreement (together the "Transaction Agreements") and to perform his obligations under the Transaction Agreements. The Transaction Agreements have been duly executed and delivered by such Designated Shareholder and constitute legal, valid and binding obligations of such Designated Shareholder, enforceable against such Designated Shareholder in accordance with their terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.2  No Conflicts or Consents.

          (a) The execution and delivery of the Transaction Agreements by each Designated Shareholder do not, and the performance of the Transaction Agreements by such Designated Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Designated Shareholder or by which he or any of his properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which such Designated Shareholder is a party or by which such Designated Shareholder or any of his affiliates or properties is or may be bound or affected.

          (b) The execution and delivery of the Transaction Agreements by each Designated Shareholder do not, and the performance of the Transaction Agreements by such Designated Shareholder will not, require any consent or approval of any Person.

     3.3 Title to Securities. Each Designated Shareholder (a) holds of record (free and clear of any Encumbrances) the number of outstanding shares of Company Common Stock set forth on Exhibit A hereof; (b) holds no other options, warrants and other rights to acquire shares of Company Common Stock; (c) Owns no additional securities of the Company; and (d) does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

     3.4 Investment Representations. Each Designated Shareholder understands that the shares of Parent Common Stock and Escrowed Consideration have not been registered under the

Securities Act. Each Designated Shareholder also understands that the Parent Common Stock and Escrowed Consideration is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon each Designated Shareholder's representations contained in this Agreement. Each Designated Shareholder hereby represents and warrants as follows:

     (a) Designated Shareholder Bears Economic Risk. Each Designated Shareholder, either alone or with his purchaser representative, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Designated Shareholder's investment in the Parent and has the capacity to protect his own interest. Each Designated Shareholder must bear the economic risk of this investment indefinitely unless the Parent Common Stock or Escrowed Consideration is registered pursuant to the Securities Act, or an exemption from registration is available. Each Designated Shareholder understands that Parent has no present intention of registering the Parent Common Stock or Escrowed Consideration. Each Designated Shareholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow each Designated Shareholder to transfer all or any portion of the Parent Common Stock or Escrowed Consideration under the circumstances, in the amounts or at the times each Designated Shareholder might propose.

     (b) Acquisition for Own Account. Each Designated Shareholder is acquiring the Parent Common Stock and Escrowed Consideration for such Designated Shareholder's own account for investment only, and not with a view towards their distribution.

     (c) Designated Shareholder Can Protect His Interest. Each Designated Shareholder represents that by reason of his business or financial experience, such Designated Shareholder has the capacity to protect his own interests in connection with the transactions contemplated in this Agreement and the Merger. Further, each Designated Shareholder is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

     (c) Accredited Investor. Each Designated Shareholder represents that he is an accredited investor within the meaning of Regulation D under the Securities Act.

     (e) Company Information. The Designated Shareholders have asked for and received information from Parent, including the Parent SEC Documents (as defined in Section 4.1). Each Designated Shareholder has had an opportunity to discuss Parent's business, management and financial affairs with directors, officers and management of Parent. Each Designated Shareholder has also had the opportunity to ask questions of and receive answers from Parent and its management regarding the terms and conditions of this investment.

     (f) Rule 144. Each Designated Shareholder acknowledges and agrees that the Parent Common Stock and Escrowed Consideration must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each Designated Shareholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Parent, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

          (g) Residence. Except as set forth in Section 3.4(g) of the Disclosure Schedule, such Designated Shareholder resides in the state of Colorado.

          (h)  Legends.

               (i) Each certificate representing Parent Common Stock or Escrowed Consideration shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

               (ii) Parent shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to Parent) reasonably acceptable to Parent to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

     Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by Parent of an order of the appropriate blue sky authority authorizing such removal.

SECTION 4.  Representations and Warranties of Parent and Merger Sub

          Parent and Merger Sub jointly and severally represent and warrant to the Company and the Designated Shareholders as follows:

     4.1  SEC Filings; Financial Statements.

          (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between June 30, 1999 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)  The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     4.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.3 Valid Issuance. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     4.4 Capitalization. The authorized capital stock of Parent consists of (i) two hundred million (200,000,000) shares of Parent Common Stock; and (ii) five million (5,000,000) shares of Parent Preferred Stock, $.001 par value per share. As of June 30, 2000, approximately 33,332,922 shares of Parent Common Stock were issued and outstanding (which amount does not materially differ from the amount issued and outstanding as of the date of this Agreement) and no shares of Parent Preferred Stock are issued and outstanding. As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

     4.5 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub,
(b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default that has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

SECTION 5.  Closing Requirements

     5.1 Deliveries. At the Closing, Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a)  All Consents listed on Exhibit C;

          (b) Employment and Noncompetition Agreements in the form of Exhibit E and Proprietary Information and Inventions Agreements in the form of Exhibit O executed by Parent and each of the individuals identified on Exhibit D;

          (c) Offers of employment and Proprietary Information and Inventions Agreements in the form of Exhibit O, conformed for each employee and executed by Parent and each of the individuals identified on Exhibit P;

          (c) Releases in the forms included in Exhibit H, executed by each of the individuals listed on Exhibit M;

          (e)  the Escrow Agreement in the form of Exhibit K;

          (f) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees of the Company and by all consultants and independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

          (g) Parent shall have received from the Company an executed statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and the notification required under Section
     1.897 - 2(h)(2) of the United States Treasury Regulations for delivery to the Internal Revenue Service;

          (h) a legal opinion of Brobeck, Phleger & Harrison, LLP, dated as of the Closing Date, in the form of Exhibit I;

          (i) a legal opinion, addressed to Parent, of Cooley Godward llp (or, if Cooley Godward llp for any reason does not render such legal opinion, a legal opinion of Brobeck, Phleger & Harrison LLP), dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.2);

          (j) a legal opinion, addressed to the Company, of Brobeck, Phleger & Harrison LLP (or, if Brobeck, Phleger & Harrison LLP for any reason does not render such legal opinion, a legal opinion of Cooley Godward llp), dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.2);

          (k) the Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 6.3;

          (l) all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained or made or shall have expired and shall be in full force and effect;

          (m) certificates executed by the President of the Company and by each Designated Shareholder stating that each of the representations and warranties set forth in Section 2, as to the Company (the "Company Closing Certificate"), and Section 3, as to the Designated Shareholders (the "Designated Shareholders' Closing Certificate"), is accurate in all respects as of the Closing Date as if made on the Closing Date and that is otherwise reasonably acceptable to Parent;

          (n) Waiver of Right of First Refusal and Termination of Amended and Restated Shareholders Agreement in the form of Exhibit R executed by the Company and each of the Designated Shareholders; and

          (o) Shareholders' Agreements in the form of Exhibit N from all shareholders of the Company.

     5.2 Tax Representation Letters. Parent and the Company shall execute and deliver, to Cooley Godward LLP and to Brobeck, Phleger & Harrison, LLP, tax representation letters (to be relied upon by such counsel in connection with the legal opinions contemplated by Sections 5.1(i) and 5.1(j)).

     5.3 Securities Law Compliance. All applicable requirements of Regulation D promulgated under the Securities Act and any applicable state securities laws shall have been satisfied.

     5.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     5.5 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger, seeking to prohibit or limit the exercise by Parent of any right pertaining to its ownership of stock of the Surviving Corporation, challenging or seeking to restrain or prohibit or otherwise delaying or interfering with the consummation of the Merger or any of the other transactions contemplated by this Agreement, seeking to compel Parent or the Company, or any subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement or that would adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Surviving Corporation.

     5.6 Termination of Personal Guarantees. The Company shall have terminated its line of credit with Colorado Business Bank and paid all outstanding balances listed on Exhibit J (the "Personal Guarantees") and shall have obtained the release of the personal guarantees of certain Designated Shareholders covering such obligations.

SECTION 6.  Certain Post-Closing Covenants

     6.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, Parent (a) shall make all filings (if any) and give all notices (if any) required to be made and given by it in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use commercially reasonable efforts to obtain all Consents not delivered at Closing required to be obtained in connection with the Merger (pursuant to any applicable Legal Requirement or Contract, or otherwise) and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.23 of the Disclosure Schedule). Each Designated Shareholder agrees to use commercially reasonable efforts to ensure Parent's ability to make any filings contemplated by "a" above and obtain any Consents contemplated by "b" above, including cooperating in the preparation of and providing any reasonably necessary information for the preparation of or inclusion in such filings or Consents. The Designated Shareholders shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company prior to Closing.

     6.2 Public Announcements. Neither the Designated Shareholders nor any of their Representatives shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent.

     6.3 Termination of Employee Plans. At Parent's discretion, the Company shall terminate its cash bonus plan and shall ensure that no employee or former employee of the Company has any rights under any of such Plans and that any liabilities of the Company under such Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Surviving Corporation. If required by Parent in writing, Company shall take all actions necessary or appropriate to terminate, effective prior to the Effective Time, any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

     6.4 Benefit Plans. Parent agrees to provide to employees of the Surviving Corporation as of the Effective Time ("Surviving Corporation Employees") employee benefits either (a) substantially similar to the employee benefits provided by the Company prior to the Effective Time or (b) as provided to similarly situated employees of Parent. Parent will credit or cause the Surviving Corporation to credit the Surviving Corporation Employees with service credit for their period of employment with the Company for eligibility and vesting purposes under any Parent plan that is qualified under Section 401(a) of the Code. Parent shall and shall cause the Surviving Corporation to waive, if and to the extent possible under the terms of any applicable insurance contracts, all pre-existing condition exclusions with respect to group health plans maintained for the benefit of Surviving Corporation Employees (to the extent such pre-existing conditions were satisfied prior to the Effective Time under the Company's group health plans) limited as necessary by the terms of any applicable insurance contract, and provide for the credit to each such Surviving Corporation Employee with all deductible payments and co-payments paid by such employee under the Company's group health plans prior to the Effective Time during the current year for purposes of determining the extent to which any such employee has satisfied any deductible or maximum out-of-pocket limitation under such plan for such plan year.

     6.5  Continuation of Insurance.

          (a) From and after the Effective Time and until the Termination Date (as defined in Section 7.1 hereof), Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to maintain or cause to be maintained in effect, to the extent feasible, the current insurance policies listed on Exhibit Q maintained by the Company as of the date of this Agreement (the "Existing Policies") (one of such maintained or continued policy shall be the "Directors' and Officers' Insurance"), provided, however, that Parent or the Surviving Corporation may substitute for the Existing Policies a policy or policies with coverage of at least the same amounts and containing terms and conditions which are no less favorable to the insured in the aggregate than the terms and conditions of the Existing Policies, and provided, further, that in no event shall Parent or the Surviving Corporation be required to expend an amount in excess of $30,000 (the "Maximum Premium") for twelve (12) months of coverage pursuant to this Section 6.5, and if the annual premiums of such insurance coverage exceeds the Maximum Premium, the Surviving Corporation shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding the Maximum Premium.

          (b) In the event that any of the Designated Shareholders shall make a claim under or otherwise attempt to collect or receive reimbursement under the Directors' and Officers' Insurance (an "Insurance Claim"), Parent shall use commercially reasonable efforts to assist such Designated Shareholder in pursuing such Insurance Claim.

     6.6 Cooperation Regarding Material Contracts. Parent and the Designated Shareholders agree to use commercially reasonable efforts to confer and consult with each other regarding, and to cooperate in the resolution of, any claims by any party (other than a Designated Shareholder) to a Material Contract or any disputes arising under a Material Contract for which an adverse claim will result in indemnification by any Designated Shareholder under Section 7.2 hereof (together, a "Contract Dispute"). Parent's obligation under this Section 6.6 shall terminate when claims for indemnification pursuant to Section 7 hereof and
Section 4 of the

Shareholders' Agreement exceed the Indemnification Cap (as defined below) or on the Termination Date (as defined below). Notwithstanding the foregoing, Parent, in its sole discretion, may take any action (or no action) as may be solely determined by Parent in response to a Contract Dispute.

     6.7 Personal Guarantees. As soon as reasonably practicable following the Closing, Parent shall use commercially reasonable efforts to provide a replacement letter of credit or guaranty or take such other action as is reasonably necessary to obtain the release of the personal guarantees of certain Designated Shareholders regarding the Company's real property lease, as more particularly described in Exhibit J.

     6.8 Listing. The parties shall make reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to have been approved for listing (subject to notice of issuance) on the Nasdaq National Market prior to the earlier of (a) the date on which such shares are registered under the Securities Act or (b) one year from the date hereof.

     6.9 Accounts Receivable. For the purposes of Section 7 hereof, Parent and the Company agree that receivables will be considered to be uncollected if not collected within one hundred eighty (180) days after their due date.

SECTION 7.  Indemnification by Designated Shareholders, Etc.

     7.1  Survival of Representations, Etc.

          (a) The representations and warranties made by the Company, the Designated Shareholders and the Non-Designated Shareholders in this Agreement and the other Transaction Agreements and the representations and warranties set forth in the Company Closing Certificate, the Designated Shareholders' Closing Certificates, the Non-Designated Shareholder's Certificates (as defined in the Shareholders' Agreement) and the Company Shareholder's Certificate (as defined in the Escrow Agreement) shall survive the Closing and shall expire on the second anniversary of the Closing Date (the "Termination Date"); provided, however, that if, at any time prior to the Termination Date, any Indemnitee (acting in good faith) delivers to the Shareholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company, any of the Designated Shareholders or any of the Non-Designated Shareholders or set forth in the Company Closing Certificate, the Designated Shareholders' Closing Certificates, the Non-Designated Shareholder's Certificates or the Company Shareholder's Certificate (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 7.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date, until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

          (b) The representations, warranties, covenants and obligations of the Company, the Designated Shareholders and the Non-Designated Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Designated Shareholders in this Agreement.

     7.2  Indemnification by Designated Shareholders.

          (a) From and after the Effective Time (but subject to Section 7.1(a)), the Designated Shareholders, jointly and severally (but subject to the individual liability limitations set forth in Section 7.3(a) herein), shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of (or allegation of any inaccuracy in or breach of) any representation or warranty of the Company as set forth in this Agreement or in the Company Closing Certificate, as set forth in this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any breach of (or allegation of any breach of) any covenant or obligation of the Company in this Agreement or of any of the Designated Shareholders or any of the Non-Designated Shareholders in the Transaction Agreements; or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 7).

          (b) From and after the Effective Time (but subject to Section 7.1(a)), the Designated Shareholders, severally and not jointly (and subject to the individual liability limitations set forth in Section 7.3(a) herein), shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of (or allegation of any inaccuracy in or breach of) any representation or warranty of each Designated Shareholder in the Transaction Agreements, in such Designated Shareholder's Closing Certificate or in the Company Shareholder's Certificate executed by such Designated Shareholder's (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); or (ii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 7).

          (c) The Designated Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     7.3  Limit on Indemnification.

          (a) The aggregate indemnification obligations of the Designated Shareholders under this Agreement and the Non-Designated Shareholders pursuant to Section 4 of the Shareholders' Agreement shall not exceed the Aggregate Escrowed Consideration (the "Indemnification Cap"). In addition, the aggregate liability of each Designated Shareholder under this Section 7 shall not exceed his pro rata portion of the Aggregate Escrowed Consideration (except in the event of fraud or intentional misconduct).

          (b) The Designated Shareholders shall not be liable to any Indemnitee for any Damages that are indemnifiable pursuant to Section 7.2 until the aggregate amount of Damages claimed by all Indemnitees under this Agreement or the Shareholders' Agreement exceeds $600,000 (the "Threshold Amount"), after which the Indemnitees may recover any Damages that exceed the Threshold Amount. No Indemnitee shall be entitled to make a claim against a Designated Shareholder under Section 7.2 unless the Damages resulting from any individual claim or series of related claims exceeds $1,000 (the "Minimum Indemnification Amount"), provided that claims that are less than the Minimum Indemnification Amount will be considered in determining whether the Threshold Amount has been met.

          (c) Indemnitees acknowledge that their sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims in respect of fraud or intentional misconduct) shall be pursuant to the indemnification provisions set forth in this Section 7. Any indemnification claims shall be satisfied solely from the Escrow Fund (as defined in the Escrow Agreement), and the Designated Shareholders shall have no liability other than the potential recovery by Indemnitees of such Designated Shareholder's pro rata portion of the Escrow Fund (except in the event of fraud or intentional misconduct).

     7.4 No Contribution. Each Designated Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement, the Company Closing Certificate or the Designated Shareholders' Closing Certificate.

     7.5 Insurance, Etc. In the event that any Damages for which any Designated Shareholder is liable and for which any Indemnitee receives payment pursuant to this Section 7 are subsequently reduced by any insurance payment, then such Indemnitee shall remit the amount of such reduction to such Designated Shareholder. Parent shall use commercially reasonable efforts to pursue claims under appropriate insurance policies to offset any Damages for which Designated Shareholders otherwise would be liable under this Section 7.

     7.6 Interest. Any Designated Shareholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this
Section 7 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which the Shareholders' Agent first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Designated Shareholder to such Indemnitee is fully satisfied by such Designated Shareholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

     7.7 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Designated Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this
Section 7:

          (a) Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel selected by Parent. If Parent so proceeds with the defense of any such claim or Legal
Proceeding:

              (i) all reasonable expenses relating to the defense of such claim or Legal Proceeding (whether or not incurred by Parent) shall be borne and paid exclusively by the Designated Shareholders;

              (ii) each Designated Shareholder shall make available to Parent any documents and materials in his possession or control that Parent determines may be necessary or useful in connection with the defense of such claim or Legal Proceeding; and

              (iii) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholders' Agent (as defined in Section 8.1); provided, however, that such consent shall not be unreasonably withheld.

          (b) If Parent does not elect to proceed with the defense of such claim or Legal Proceeding on its own, it may designate the Shareholders' Agent to assume the defense of any such claim or Legal Proceeding, in which case:

              (i) the Shareholders' Agent shall proceed to defend such claim or Legal Proceeding in a diligent manner with counsel satisfactory to Parent.

              (ii) the Shareholders' Agent shall keep Parent informed of all material developments and events relating to such claim or Legal Proceeding;

              (iii) Parent shall have the right to participate in the defense of such claim or Legal Proceeding;

              (iv) the Shareholders' Agent shall not settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of Parent; and

              (v) Parent may at any time (notwithstanding the prior designation of the Shareholders' Agent to assume the defense of such claim or Legal Proceeding) assume the defense of such claim or Legal Proceeding with counsel selected by Parent in which case the provisions of Section 7.7(a) shall apply.

          (c) Parent shall give the Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Shareholders' Agent shall not limit any of the obligations of the Designed Shareholders under this Section 7 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     7.8 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 8.  Miscellaneous Provisions

     8.1 Shareholders' Agent. The Designated Shareholders hereby irrevocably appoint Larry Schwartz as their agent for purposes of Section 7 (the "Shareholders' Agent"), who shall also have been appointed as Shareholders' Agent by the Non-Designated Shareholders in the Shareholders' Agreement, and Larry Schwartz hereby accepts his appointment as the Shareholders' Agent.
Parent shall be entitled to deal exclusively with the Shareholders' Agent on all matters relating to Section 7, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Designated Shareholder by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Designated Shareholder by the Shareholders' Agent, as fully binding upon such Designated Shareholder. In the event of death, disability, incompetency or resignation of the original Shareholders' Agent, the Designated Shareholders shall, within thirty (30) days after notice from Parent, by a majority-in-interest designate another successor Shareholders' Agent or agents, as the case may be (the "Successor Shareholders' Agent") who shall have all of the rights, powers and authority conferred to the Shareholders' Agent pursuant to this Agreement and who shall have been appointed Shareholders' Agent pursuant to Section 6.1 of the Shareholder's Agreement. Notwithstanding the foregoing, if the Designated Shareholders fail to designate such Shareholders' Agent(s) within such thirty (30) day period, Parent shall be entitled to designate the Successor Shareholders' Agent for and on behalf of all of the Designated Shareholders, which Person shall be independent of Parent or its Affiliates or subsidiaries (except that Parent may pay the fees charged and expenses incurred by such Person in the event the Company Shareholders fail to perform the obligations set forth in Section 11(a) of the Escrow Agreement and such amounts shall be added as recoverable expenses of Parent). If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Designated Shareholders.

     8.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     8.3 Fees and Expenses. At the Closing, Parent shall pay all reasonable legal, accounting and advisory expenses incurred by the Company as of the Closing Date, including (a) the reasonable legal fees and expenses of Brobeck, Phleger & Harrison, LLP, (b) the reasonable fees of the Wallach Company and (c) the reasonable accounting fees and expenses incurred to complete the Audit; provided, however, that the Company shall provide appropriate documentation of such fees and expenses prior to Parent's payment of any such fees and expenses and provided further that the payments made by Parent under this Section 8.3 shall not exceed $790,000.

     8.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     8.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:

          Clarent Corporation
          700 Chesapeake Drive
          Redwood City, CA 94063
          Telephone: (650) 306-7511
          Facsimile: (650) 306-7512
          Attention: Chief Executive Officer

          with a copy (which shall not constitute notice) to:

          Cooley Godward LLP
          Five Palo Alto Square
          3000 El Camino Real
          Palo Alto, CA  94306-2155
          Telephone:  (650) 843-5090
          Facsimile:  (650) 849-7400
          Attention:  Deborah J. Ludewig
          if to Merger Sub:

          Cadmium Acquisition Corp.
          700 Chesapeake Drive
          Redwood City, CA 94063
          Telephone: (650) 306-7511
          Facsimile: (650) 306-7512
          Attention: Chief Executive Officer

          with a copy (which shall not constitute notice) to:

          Cooley Godward LLP
          Five Palo Alto Square
          3000 El Camino Real
          Palo Alto, CA  94306-2155
          Telephone:  (650) 843-5090
          Facsimile:  (650) 849-7400
          Attention:  Deborah J. Ludewig

          if to the Company:

          Peak Software Solutions, Inc.
          7851 South Elati Street, Suite 200
          Littleton, CO  80120-4481
          Telephone: (303) 734-5049
          Facsimile: (303) 734-4244
          Attention: Chief Executive Officer

          with a copy (which shall not constitute notice) to:

          Brobeck, Phleger & Harrison LLP
          370 Interlocken Boulevard, Suite 500
          Broomfield, CO  80021
          Telephone: (303) 410-2014
          Facsimile: (303) 410-2199
          Attention: Richard R. Plumridge

          if to the Shareholders' Agent:

          Larry Schwartz
          7040 S. Oak Court
          Littleton, CO  80127
          Telephone: (303) 904-1671
          with a copy (which shall not constitute notice) to:

          Brobeck, Phleger & Harrison LLP

          370 Interlocken Boulevard, Suite 500
          Broomfield, CO  80021
          Telephone: (303) 410-2014
          Facsimile: (303) 410-2199
          Attention: Richard R. Plumridge

     8.6 Confidentiality. Without limiting the generality of anything contained in Section 6.2, on and at all times after the Closing Date, each Designated Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Designated Shareholder's possession that relates to the business of the Company or Parent.

     8.7  Time of the Essence.  Time is of the essence of this Agreement.

     8.8 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     8.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     8.10 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     8.11 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Designated Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in Section 1.5); Parent; Merger Sub; the other Indemnitees (subject to Section 7.8); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 7), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     8.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     8.13 Waiver.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     8.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of (a) Parent; (b) the Company; and (c) the Designated Shareholders holding in aggregate more than 50% of the Company Voting Common Stock.

     8.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     8.16 Parties in Interest. Except for the provisions of Sections 1.5, 1.6 and Section 7, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     8.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent on and the Company on May 15, 2000 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

     8.18 Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

     The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.


                                   Clarent Corporation,
                                    a Delaware corporation


                                   By: /s/ Richard J. Heaps
                                       -------------------------


                                   Cadmium Acquisition Corp.,
                                    a Delaware corporation



                                   By: /s/ Richard J. Heaps
                                       -------------------------



                                   Peak Software Solutions, Inc.
                                    a Colorado corporation

                                   By: /s/ Larry Schwartz
                                       -------------------------


                                   Shareholders' Agent

                                   /s/ Larry Schwartz
                                   -----------------------------
                                   Larry Schwartz

                           Reorganization Agreement
                                Signature Page

                                      Designated Shareholders

                                      /s/ Joni Baker
                                      ---------------------------
                                      Joni Baker

                                      /s/ Chris Brazdziunas
                                      ---------------------------
                                      Chris Brazdziunas

                                      /s/ Dan Dunning
                                      ---------------------------
                                      Dan Dunning

                                      /s/ Karen Goettler
                                      ---------------------------
                                      Karen Goettler

                                      /s/ Trent Harmon
                                      ---------------------------
                                      Trent Harmon

                                      /s/ Marty Langion
                                      ---------------------------
                                      Marty Langion

                                      /s/ Steve Langion
                                      ---------------------------
                                      Steve Langion

                                      /s/ Joy Schwartz
                                      ---------------------------
                                      Joy Schwartz

                                      /s/ Larry Schwartz
                                      ---------------------------
                                      Larry Schwartz

                           Reorganization Agreement
                                Signature Page

                                   Exhibit B
                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit B):

     Acquisition Proposal. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

        (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

        (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

        (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

     Applicable Price. "Applicable Price" shall mean the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the ten (10) consecutive trading days ending on and including the day before any Indemnitee makes a claim for indemnification pursuant to
Section 7 hereof.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Designated Shareholders.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     Governmental Authorization.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Indemnitees.  "Indemnitees" shall mean the following Persons:  (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Designated Shareholders shall not be deemed to be "Indemnitees."

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding), prosecution, hearing, inquiry, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or otherwise involving, any court, tribunal or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Material Adverse Effect. "Material Adverse Effect" shall mean a violation or other matter that (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Designated Shareholders' Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations or financial performance, other than effects relating to or arising from (i) the economy of the United States generally or the State of Colorado in particular; or (ii) any disruption or adverse change in the financial or capital markets generally.

     Materials of Environmental Concern. "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     Own. "Own" or "Ownership" shall mean that a Shareholder (i) is the record owner of a security or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Subject Securities. "Subject Securities shall mean all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by a Designated Shareholder as of the date of this Agreement.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                               OMITTED EXHIBITS


Exhibit A  -  Designated Shareholders
Exhibit C  -  Consents
Exhibit D  -  Persons to sign Employment and Noncompetition Agreements
Exhibit E  -  Form of Employment Agreement
Exhibit F  -  Directors and Officers of Surviving Corporation
Exhibit H  -  Forms of Releases
Exhibit I  -  Form of legal opinion of Brobeck, Phleger & Harrison LLP
Exhibit J  -  Personal Guarantees
Exhibit K  -  Escrow Agreement
Exhibit M  -  Persons to Sign Releases
Exhibit N  -  Shareholders' Agreement
Exhibit O  -  Form of Proprietary Information and Inventions Agreements
Exhibit P  -  Persons to sign Proprietary Information and Inventions Agreements
Exhibit Q  -  Insurance Policies
Exhibit R  -  Waiver of Right of First Refusal and Termination of Amended and
              Restated Shareholders Agreement

                                      1.